Exhibit 99.1

EXCO Reserve Summary

Based upon the Company’s Business Plan, an estimate of the unrisked reserve values are summarized below.

EXCO Resources Reserves Summary
RSV_CLASS/RSV_CAT	Gross Well Count	Net Remaining Reserves (MMCFE)	NPV-10% ($M)
PROVED	2,227	1,972,731	$1,117,858
1PDP	1,311	696,954	728,842
2PNP	5	4,123	964
2PBP	2	2,250	905
4PUD	909	1,269,404	387,147
PROBABLE	112	232,265	36,368
POSSIBLE	1,996	1,697,390	189,708
CONTINGENT	1,059	8,138,247	1,872,691
Grand Total	5,394	12,040,633	$3,216,624

Note:

•	Based on strip pricing as of 8/17/18. Assumes effective date of 7/1/18.

•	Reserve quantities and values are based on EXCO internal valuation

•
Contingent resources are those quantities of hydrocarbons estimated, as of a given date, to be potentially recoverable from known accumulations where evaluation of the accumulation is insufficient to clearly assess commerciality